Exhibit 10.106

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of February 5, 2015, between Caesars Entertainment Corporation, a Delaware corporation, with offices at One Caesars Palace Drive, Las Vegas, Nevada (the “Company”), Caesars Enterprise Services, LLC, a Delaware limited liability company in which the Company indirectly owns and controls an interest (“CES”), and Mark Frissora (“Executive”).
The Company and Executive agree as follows:
1.Introductory Statement. The Company desires to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a period beginning on February 5, 2015 (the “Effective Date”) and ending on the fourth (4th) anniversary thereof (the “Initial Term”); provided that, on the fourth (4th) anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless at least sixty (60) days prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be so extended (the Initial Term as from time to time extended or renewed, the “Employment Term”). A Notice of Non-Renewal by the Company shall be treated as a termination by the Company without Cause.
2.Title; Duties; Reporting.
2.1    During the Employment Term: (i) from the Effective Date through June 30, 2015, Executive shall hold the title of Chief Executive Officer Designate of the Company; and (ii) on and following July 1, 2015, Executive shall hold the titles of Chief Executive Officer and President of the Company and Chief Executive Officer and President of CES.
2.2    On the Effective Date, Executive shall be appointed to the Board of Directors of the Company (the “Board”). Thereafter during the Employment Term, the Company shall use its best efforts to cause Executive to be nominated for re-election to the Board each time that Executive’s term on the Board would otherwise expire. As of the date Executive holds the titles of Chief Executive Officer and President of CES, the Company shall cause Caesars Entertainment Resort Properties, LLC (“CERP”) to designate Executive as CERP’s authorized member of the Steering Committee of CES.
2.3    Notwithstanding the foregoing or anything to the contrary in this Agreement, Executive shall not have any operational responsibilities with the Company or its subsidiaries or hold the titles set forth in clause (ii) of Section 2.1 prior to the later of (i) April 1, 2015 and (ii) the date Executive is provisionally licensed by applicable gaming regulatory authorities in New Jersey. The Company shall promptly submit for the provisional approval of all required gaming regulatory licenses and pursue diligently such application. With respect to the portion of the Employment Term from and after July1, 2015, or such later date on which Executive is provisionally licensed and authorized by applicable gaming regulatory authorities in New Jersey to hold the titles of President and Chief Executive Officer of each of the Company and CES, Executive shall have the duties, responsibilities and authority commensurate with (i) in respect of Executive’s title with the Company, such title in similarly situated public companies, and (ii) in respect of Executive’s title with CES, such title in similarly situated companies.
2.4    In Executive’s capacity as Chief Executive Officer Designate and Chief Executive Officer and President of the Company, as applicable, Executive’s services shall be subject to the control of the Board in a manner, and to the extent, typical of the relationship between the board of directors and chief executive officers of similarly situated public companies. In Executive’s capacity as Chief Executive Officer and President of CES, Executive’s services shall be subject to the control of the Steering Committee of CES. At all times during the Employment Term, Executive shall report directly to the Board.
3.    Executive’s Obligations.
3.1    At all times during the portion of the Employment Term that is after March 31, 2015, Executive shall serve in a full-time capacity and devote substantially all of his business time to the business and affairs of the Company and to the furtherance of its interests and to such other duties as directed by the Board. Executive shall be permitted to serve on the board of directors of any corporation or entity disclosed on Exhibit A attached hereto and on any other board with the consent of the Board. During the portion of the Employment Term that occurs from and after the date on which Executive commences serving with the title of President and Chief Executive Officer of each of the Company and CES, all employees of the Company and its subsidiaries shall, directly or indirectly, report to Executive or his designee; provided, that, in the case of employees of Caesars Entertainment Operating Company, Inc. (“CEOC”) (i) those employees who are executive officers of CEOC and report directly to the board of directors of CEOC shall not report to Executive, and (ii) all other employees of CEOC shall report to Executive indirectly insofar as such employees are directed by employees of CES who are made available by CES to provide property management services to properties owned by CEOC pursuant to property management agreements between CES and each property and the Omnibus License and Enterprise Services Agreement dated as of May 20, 2014, by and among CES, CEOC, and certain other parties thereto.
3.2    Executive shall also serve as an employee, officer or director of affiliates of the Company as reasonably requested by the Board.
3.3    Relocation. Within 120 days following April 1, 2015, Executive shall be residing in the Las Vegas, Nevada area with his spouse, whether in a rental or purchased property, and the Company will reimburse Executive for reasonable relocation costs in accordance with Company policies and procedures in effect from time to time, and also for the following, even if not covered by the Company’s relocation policies: (a) temporary housing at a residence that is reasonably suitable for Executive and Executive’s spouse, for all or any portion of the six month period that begins April 1, 2015 and ends September 30, 2015; (b) reasonable travel costs for Executive and Executive’s spouse during their search for temporary and permanent residences in Las Vegas; (c) reasonable costs incurred in connection with locating suitable residence in Las Vegas for purchase; and (d) a gross-up for any taxes that may apply to the provision of the above benefits and payments under this subpart (d) such that Executive has no after-tax costs in respect thereof. In addition, the sale by Executive of Executive’s residence in New Jersey shall be treated as a sale of Executive’s principal residence under the Company’s relocation policy and Executive’s residence in the Las Vegas, Nevada area shall be deemed for such purposes Executive’s new principal residence. For the avoidance of doubt, this Section 3.3 shall not require that Executive does not also own or maintain residences in locations other than Las Vegas, Nevada.
4.    Compensation.
4.1    Base Salary. As compensation for services performed by Executive hereunder during the Employment Term, the Company shall pay to Executive a base salary at the rate of $1,800,000.00 per year (“Base Salary”), in all cases, such Base Salary to be paid in equal bi-weekly installments in accordance with the Company’s customary payroll practices. In the event the Human Resources Committee of the Board (the “Committee”) ever increases the Base Salary during the Employment Term, then such increased amount shall be the Base Salary for all purposes of this Agreement. All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.
4.2    Bonus. During the Employment Term, Executive shall participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position, and, in accordance with the terms of such program(s), shall have the opportunity to earn an annual bonus (each an “Annual Bonus”), the amount of which shall be based on the achievement of performance criteria to be established by the Board or the Committee. During the Employment Term, Executive’s target annual bonus opportunity shall equal 150% of the Base Salary (the “Target Bonus”) and the maximum amount of Executive’s Annual Bonus shall equal 300% of the Base Salary (the “Maximum Bonus”). Any Annual Bonuses shall be payable promptly after the audit for the relevant fiscal year, in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). Unless specifically stated otherwise in this Agreement, Executive must be employed on the bonus payment date to be paid the Annual Bonus. Each Annual Bonus may be subject to clawback if Executive engages in fraud or improper conduct contributing to any financial restatements or irregularities in accordance with Company clawback policies in effect from time to time, if any.
4.3    Aircraft. During the Employment Term, Executive shall be entitled to appropriate use of Company aircraft for business travel and personal purposes; provided that the annual cost of Executive’s aggregate use of such aircraft for personal purposes shall not exceed $200,000 per fiscal year, such cost to be measured at the rate of $6,000/ hour. Executive and the Company acknowledge that the aircraft may be required to be used for security purposes at certain times for Executive and his family. The use by Executive of any Company aircraft shall at all times be subject to Company policies and procedures and to the availability of such aircraft.
5.    Equity Awards. On the Effective Date, the Company shall grant Executive equity awards pursuant to the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “PIP”). The Company and Executive acknowledge that the Company shall have no obligation to grant Executive any additional equity awards until the 2016 compensation year, notwithstanding that Executive may satisfy eligibility requirements under the PIP or that other members of the senior management team may receive grants under the PIP during such time. Commencing with the 2016 compensation year, the Company intends to grant Executive equity awards under the PIP, consistent with annual grants under the PIP that are made to other members of the senior management team. The target value of grants shall equal at least 200% of Base Salary (where value is determined based on the approach taken by the Committee in valuing grants made to other members of the senior management team).

6.    Benefits. During the Employment Term, Executive shall be eligible to participate in the retirement, health, life insurance and fringe benefit plans and programs made available to its senior executives generally from time to time in accordance with the terms of such plans.
6.1    Vacation. During the Employment Term, Executive will receive five (5) weeks of paid vacation per calendar year of this Agreement.
6.2    Reimbursement of Expenses. During the Employment Term, the Company will pay or reimburse for all reasonable, customary and necessary business expenses, in accordance with standard policies and procedures approved by the Board.
6.3    D&O Insurance. The Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage in amount and scope that is customary for a company of the Company’s size and nature.
7.    Termination Without Cause or Resignation for Good Reason.
7.1    The Company may terminate this Agreement and Executive’s employment hereunder without Cause at any time upon at least thirty (30) days prior written notice, and Executive may terminate this Agreement and Executive’s employment hereunder for Good Reason (as defined in Section 11.3 herein) in the time periods described in Section 11.3. If Executive is so terminated (including as provided in Section 1) or resigns with Good Reason, Executive shall resign from the Board and all other positions Executive holds with the Company and its subsidiaries, promptly after the Company’s request.
7.2    Upon the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason as described in Section 7.1 above:
(a)    the Company shall pay Executive, (i) within thirty (30) days following Executive’s termination from employment, unreimbursed business expenses, and Base Salary through the date of termination (to the extent not theretofore paid), (ii) when amounts are payable to other executives, any Annual Bonus for the year prior to the year that includes the year of Executive’s termination of employment (to the extent not theretofore paid) and (iii) amounts or benefits due under any benefit or equity plan, program or arrangement or payroll practice (other than a severance plan) in accordance with the terms of such plan, program, arrangement or payroll practice (the “Accrued Benefits”);
(b)    Subject to Executive executing and not revoking the release attached hereto as Exhibit B within 60 days after Executive’s termination from employment (the “Release Condition”), Executive shall be entitled to (i) two times (2x) Base Salary plus one times (1x) Target Bonus paid in equal monthly installments over the twenty-four (24) months following the date of termination (the “Severance Period”); provided that, such amount shall be two and one-half times (2-½x) the sum of Base Salary plus Target Bonus (and the Severance Period shall be deemed to be thirty (30) months) (the “CIC Severance”), payable as provided below, if Executive is terminated by the Company without Cause or by Executive for Good Reason either (A) within the six (6) month period prior to a Change in Control (defined below) and it is reasonably demonstrated by Executive that such termination was requested by the third party that effectuates the Change in Control (and such transaction is actually consummated), or (B) within 12 months following a Change in Control; (ii) a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through date of termination (“Pro Rata Bonus”), and paid when bonuses are payable generally to active employees; and (iii) payment to Executive in equal monthly installments for the applicable Severance Period of (A) an amount equal to the monthly cost to Executive of COBRA continuation coverage and (B) an amount equal to the cost that the Company would have paid to provide life insurance and disability insurance to Executive if he were an active employee. Executive’s outstanding equity-based compensation awards granted under the PIP shall be governed by the terms of the PIP and the applicable grant agreements thereunder to which Executive is a party. In the event Executive’s employment is terminated within the six (6) month period prior to a Change in Control, or if the Change in Control does not constitute a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code, the portion of severance to be paid to Executive that is equal to two times (2x) Base Salary plus one times (1x) Target Bonus shall continue to be paid to Executive in equal monthly installments over the twenty-four (24) month Severance Period and the portion of severance in excess thereof shall be paid to Executive in a lump sum 60 days after the consummation of the Change in Control. In the event Executive’s employment is terminated on or within twelve (12) months after a Change in Control that is also a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code, the CIC Severance shall be paid to Executive in a lump sum 60 days after the consummation of the Change in Control.
Except as otherwise provided in this Agreement or required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), none of the Company, CES nor Executive shall have any additional obligations to Executive under this Agreement.

8.    Termination for Cause; Resignation Without Good Reason; or Non-Renewal by Executive. The Company may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 11.1 herein). Executive may terminate this Agreement without Good Reason upon sixty (60) days prior written notice thereof. A resignation by Executive without Good Reason shall not be a breach of this Agreement. If Executive is so terminated for Cause, or if Executive terminates this Agreement and Executive’s employment without Good Reason, Executive shall resign from the Board promptly after the Company’s request. If this Agreement and Executive’s employment hereunder is terminated for Cause, by Executive without Good Reason or due to Executive’s non-renewal of the Employment Term: (a) Executive’s employment shall be deemed terminated on the date of such termination or resignation; and (b) Executive shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination. Executive’s outstanding equity-based compensation awards granted under the PIP shall be governed by the terms of the PIP and the applicable grant agreements thereunder to which Executive is a party. Except as otherwise provided in this Agreement or required under COBRA, none of the Company, CES nor Executive shall have any additional obligations under this Agreement.
9.    Death. If this Agreement and Executive’s employment hereunder are terminated due to Executive’s death, Executive’s right to receive the Base Salary and benefits under this Agreement will terminate (except with respect to Accrued Benefits), and Executive’s estate and beneficiary(ies) will receive the benefits they are entitled to receive under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active employment. Executive’s estate shall be entitled to receive (a) all Accrued Benefits within thirty (30) days following such termination and (b) a Pro Rata Bonus. Executive’s outstanding equity-based compensation awards granted under the PIP shall be governed by the terms of the PIP and the applicable grant agreements thereunder to which Executive is a party. For the avoidance of doubt, Executive’s estate shall be an express third party beneficiary of this provision, with the right to enforce the provision for and on behalf of his beneficiaries.
Except as otherwise provided in this Agreement or required by COBRA, none of CES, the Company nor Executive shall have any additional obligations under this Agreement.
10.    Disability. If this Agreement and Executive’s employment hereunder are terminated by the Company by reason of Executive’s Disability (as defined below) by written notice delivered to Executive while Executive is Disabled, Executive shall be entitled to receive (a) all Accrued Benefits within thirty (30) days following such termination and (b) a Pro Rata Bonus. Executive’s outstanding equity-based compensation awards granted under the PIP shall be governed by the terms of the PIP and the applicable grant agreements thereunder to which Executive is a party.
For purposes of this Agreement, “Disability” shall mean the failure of Executive, with or without a reasonable accommodation, to have performed the essential functions of Executive’s job as a result of physical or mental incapacity for 180 days during any 365 consecutive calendar day period. At the request of the Company, Executive shall submit to a physical by a physician selected by the Company and reasonably acceptable to Executive.
Except as otherwise provided in this Agreement or required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.
11.    Definitions of Cause and Good Reason.
11.1    For purposes of this Agreement, ‘‘Cause” shall mean:
(a)    the willful failure of Executive to substantially perform Executive’s duties to the Company or its subsidiaries or affiliates, or to follow a lawful reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has willfully not substantially performed Executive’s duties or has willfully failed to follow a lawful reasonable directive and Executive is given a reasonable opportunity (not to exceed 30 days) to cure any such failure, if curable;
(b)    any willful act of fraud, embezzlement or theft by Executive, in each case, in connection with Executive’s duties under this Agreement or in the course of Executive’s employment under this Agreement;
(c)    Executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to the business or reputation of the Company;

(d)    Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Illinois, Indiana, Iowa, Louisiana, Maryland, Mississippi, Missouri, Ohio, Ontario (Canada), Pennsylvania, Nevada, New Jersey, North Carolina, or South Africa;
(e)    Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company; or
(f)    a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.
No act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company. For this purpose, any act or failure to act shall be deemed to be in the best interests of the Company if it is done or omitted to be done based upon authority given pursuant to a resolution duly adopted by the Board or the advice of counsel to the Company.
The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a notice specifying in reasonable detail the conduct allegedly constituting cause and an opportunity to be heard before the Board.
11.2    Change in Control. For purposes of this Agreement, “Change in Control” shall mean:
(a)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture or a governmental agency or political subdivision thereof (each, a “Person”) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than to TPG Capital, L.P., Apollo Global Management LLC and/or their respective affiliates (each, a “Majority Stockholder”);
(b)    the approval by the holders of the outstanding voting securities of the Company of any plan or proposal for the liquidation or dissolution of the Company;
(c)    any Person or Group (other than a Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of capital stock or other securities representing more than 50% of the combined voting power of the Company entitled to vote generally in the election of directors;
(d)    the replacement of a majority of the Board over a two-year period of the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of a Majority Stockholder; or
(e)    consummation of a merger, consolidation or other transaction involving the Company following which a Majority Stockholder does not hold capital stock or other securities of the surviving corporation (A) with voting power to elect a majority of the surviving entity’s board of directors and (B) representing at least 50% of the equity securities of the surviving entity.
11.3    Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f) or (g) such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of Executive’s resignation for Good Reason:
(a)    the assignment to Executive of any duties materially inconsistent with Executive’s titles under Section 2 or a material adverse alteration in the nature or status of Executive’s responsibilities, duties or authority, including a material adverse alteration in Executive’s title or reporting structure to or by Executive;
(b)    the requirement that (i) in his capacity as Chief Executive Officer and President of the Company, Executive report to anyone other than the Board and, (ii) in his capacity as Chief Executive Officer and President of CES, that he report to anyone other than the Steering Committee of CES;
(c)    the failure of Executive to be elected or re-elected as a member of the Board;

(d)    a reduction by the Company in the Base Salary, as the same may be increased from time to time, other than a uniform reduction applied to all executive officers of the Company that does not result in a reduction of more than 5% from the highest Base Salary of Executive;
(e)    the relocation of the Company’s principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices or the Company’s requiring Executive to be based anywhere other than the location of the Company’s principal offices in Las Vegas (except for required travel on the Company’s business);
(f)    the failure by the Company to pay to Executive any material portion of Executive’s current compensation, except pursuant to a compensation deferral elected by Executive, or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;
(g)    any reduction by the Company of Executive’s Base Salary, Target Bonus or Maximum Bonus, unless any such reduction is part of a uniform reduction applied to all executive officers of the Company and does not result in either (i) the sum of the Base Salary and Target Bonus being reduced by more than 5% from the highest of each and (ii) the sum of the Base Salary and Maximum Bonus being reduced by more than 5% from the highest of each; or
(h)    the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement in a form reasonably satisfactory to Executive and the Company (or any successor to the Company);
provided, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with written notice thereof no later than forty-five (45) days following Executive’s knowledge of the initial occurrence of such event and the Company shall have failed to fully remedy such event within thirty (30) days of receipt of such notice, and Executive shall have terminated Executive’s employment with the Company within fifteen (15) days after the expiration of such 30-day remedial period.
12.    Non-Competition and Non-Solicitation.
12.1    During the Employment Term and for a period of two (2) years following the termination of this Agreement and Executive’s employment hereunder for any reason, Executive will not, directly or indirectly, engage in any activity, whether as an employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, in the casino business (or any hotel or resort that operates a casino business) in North America, Europe or Asia. Notwithstanding anything herein to the contrary, nothing shall prevent Executive from (i) acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market, (ii) investing in hedge or private equity funds or other similar alternative investment vehicles as long as such investment represents less than 2% of the equity interests in any such fund or vehicle and Executive does not play any active role in the activities of the fund or vehicle, (iii) providing services to (or owning the related equity of) an entity in the hotel/resort industry that does not engage in the casino/gaming business (including any online gaming business) or (iv) providing services to (or owning the related equity of) an entity that does engage in the casino/gaming line of business as long as such lines of business represent in the aggregate less than 10% of the revenue of such employer.
12.2    Executive acknowledges that the restrictions are reasonable as to both time and geographic scope, as the Company competes for customers with all gaming establishments in these areas.
12.3    During the Employment Term and for a period of two (2) years following the termination of this Agreement and Executive’s employment hereunder, for any reason, Executive will not, directly or indirectly, hire, induce, persuade or attempt to induce or persuade, any employees of the Company or its subsidiaries or affiliates in a salary grade 10 or above (or any individual who in the six (6) months preceding termination from employment was such an employee), to leave or abandon employment with the Company, its subsidiaries or affiliates, for any reason whatsoever. Notwithstanding the foregoing, nothing in this Section 12.3 shall prohibit Executive from (i) soliciting or hiring any individual who served at any time during the Employment Term as Executive’s personal secretary and/or assistant, (ii) following Executive’s termination from employment with the Company and its subsidiaries hereunder, serving solely as a reference for any employee of the Company or its subsidiaries as long as in serving as such reference Executive does not take any actions that encourage such employee to terminate the employee’s employment with the Company or its subsidiaries, (iii) encouraging an employee to leave employment with the Company and its subsidiaries in the good faith performance of Executive’s duties to the Company, for example, as part of Executive’s responsibility to terminate an employee’s employment, or (iv) hiring any individual who responds to an advertisement or general solicitation for employment that was not specifically directed at such individual.

12.4    Each of Executive and the Company intends and agrees that if, in any action before any court, agency or arbitration tribunal legally empowered to enforce the covenants in this Section 12, any term, restriction, covenant or promise contained in this Section 12 is found to be unreasonable and, accordingly, unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court, agency or arbitral tribunal.
12.5    If Executive materially breaches any of the covenants in Section 12, then the Company may terminate any of Executive’s rights under this Agreement upon thirty (30) days written notice, if Executive shall not have cured to the Company’s reasonable satisfaction any such alleged material breach within such period, whereupon all of the Company’s obligations under this Agreement shall terminate without further obligation to Executive, except for obligations that have been paid, accrued or are vested as of or prior to such termination date. Executive’s outstanding equity-based compensation awards shall be treated in accordance with the terms of the PIP and applicable award agreements thereunder.
13.    Non-Disparagement.
13.1    During the Employment Term and for three (3) years thereafter, Executive shall not malign, denigrate or disparage the Company or its affiliates, or their respective predecessors and successors, or any of the current or former directors, officers, employees, funds and investors in the Company affiliated with Apollo Capital Management, LP or Texas Pacific Group and their employees and principals, joint venture partners, and any properties managed by any of the foregoing, with respect to any of their past or present activities.
13.2    The Company shall instruct its directors, officers and employees with titles of Executive Vice President and above not to, during the Employment Term or for three (3) years thereafter, malign, denigrate or disparage Executive with respect to any of Executive’s past or present activities and shall indemnify and hold Executive harmless in the event any such directors, officers or employees malign, denigrate or disparage Executive with respect to any of Executive’s past or present activities.
13.3    Nothing in this Section 13 shall or shall be deemed to prevent or impair Executive, or any director, officer or employee of the Company from (i) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (ii) from otherwise complying with legal requirements, (iii) from responding truthfully to any statement made in breach of this section and (iv) from making any normal competitive statements in Executive’s reasonable good faith performance of Executive’s duties after the Employment Term to any new employer or entity to which Executive provides services (that are not in breach of any restrictive covenants in favor of the Company).
14.    Confidentiality.
14.1    Executive’s position with the Company will result in Executive’s exposure and access to Confidential Information (as defined below), which Executive did not have access to prior to holding the position, which information is of great value to the Company and its affiliates and the disclosure of which by Executive, directly or indirectly, would be irreparably injurious and detrimental to the Company and its affiliates. Executive shall not at any time during and after the end of Executive’s full-time active employment, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates, or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any Confidential Information, unless expressly authorized to do so by the Company in writing or unless such disclosure occurs during the Employment Term and is reasonable and appropriate in the good faith performance by Executive of Executive’s duties to the Company under this Agreement. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his rights under this Agreement. In such cases, to the extent Executive is legally permitted to do so, Executive shall use Executive’s reasonable best efforts to notify the Company at least five (5) business days prior to providing such information, and the nature of the information required to be provided.
14.2    For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries and affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to or developed by Executive as a result of Executive’s employment with the Company. Confidential Information includes, but is not limited to, product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by Executive or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.
14.3    Executive agrees that upon separation from employment for any reason whatsoever and at any earlier time the Company so requests, Executive shall immediately deliver to the Company all originals and copies of any documents and other property of the Company or any of its subsidiaries or affiliates in Executive’s possession or under Executive’s control, Confidential Information, including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone (but Executive may retain any cell phone number associated with such phone and the Company shall cooperate in the transition thereof if permitted by law), computer tapes, disks, and any and all records in Executive’s possession (all originals and all copies thereof) containing any such Confidential Information created in whole or in part by Executive within the scope of Executive’s employment, even if the items do not contain Confidential Information; provided, that Executive shall be entitled to retain Executive’s personal address book.
14.4    The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) that Executive, either solely or in collaboration with others, has conceived, created, made, discovered, invented, developed, perfected, or reduced to practice during the term of his employment,  whether or not during regular business hours or on the Company’s or any subsidiaries and affiliates’ premises, that relate to the Company’s business, shall be the sole and complete property of the Company and/or its subsidiaries and affiliates.  More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas and concepts (subsections (i) - (iv) collectively, “Intellectual Property Products”) created, conceived or prepared on the Company’s or its subsidiaries and affiliates’ premises or otherwise, whether or not during normal business hours or on the Company’s premises and related to the Company’s business, shall perpetually and throughout the world be the exclusive property of the Company and/or its subsidiaries and affiliates, as shall all tangible media (including, but not limited to, papers, computer media, and digital and cloud-based of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.
14.5    Executive agrees that all works of authorship created in whole or in part by Executive during his engagement by the Company shall be works made for hire of which the Company or its subsidiaries and affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company.  To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or any of its subsidiaries or affiliates all rights in any Intellectual Property Product created in whole or in part by Executive during his engagement by the Company, that is related to the Company’s business, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company.  Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive remains employed by the Company at the time such request is made, in order to permit the Company, its subsidiaries and affiliates, and/or their respective successors and assigns to protect, perfect, register, record, maintain or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences.
14.6    This Section 14 and any of its provisions shall survive Executive’s separation of employment for any reason.
15.    Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 12, 13 and 14 hereof are the minimum necessary to protect the Company, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the Confidential Information and the goodwill of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants (Confidential Information, Non-Competition, Non-Solicitation and Non-Disparagement) and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company of its right to pursue any and all additional remedies.

16.    Cooperation. Executive agrees that upon separation for any reason from the Company, Executive shall reasonably cooperate in assuring an orderly transition of all matters being handled by Executive and shall assist in any litigation proceedings related to Executive’s employment period (other than any dispute between Executive and the Company) if reasonably requested by the Company; provided that the Company shall use commercially reasonable efforts to schedule meetings, calls, proceedings and similar matters at times and in locations that do not interfere in any material way with any employment or personal commitments Executive may have. The Company shall reimburse any reasonable out-of-pocket expenses incurred by Executive in connection with any such cooperation.
17.    Regulatory Approvals. Executive shall cooperate in good faith (including by providing all required or requested personal information) to obtain all gaming licenses or approvals necessary or helpful for Executive’s position.
18.    280G Modified Cutback.
18.1    Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, equity awards or benefits paid or distributed to Executive pursuant to this Agreement or any other agreement, plan or arrangement between the Company or its subsidiaries or affiliates, on the one hand, and Executive on the other hand (collectively, the “280G Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (a) in full or (b) in such lesser amount that would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in Executive’s receipt on an after-tax basis, of the greatest amount or benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
18.2    To the extent permitted by applicable law, and not a violation of Code Sections 280G, 409A or 4999, Executive shall be entitled to elect the order in which payments will be reduced. If Executive electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Code Sections 280G or 4999, payments shall be reduced in the following order (i) severance payment based on multiple of Base Salary and/or Target Bonus; (ii) other cash payments; (iii) any Pro Rata Bonus paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
19.    No Conflict. Executive represents that (i) Executive has the full right, authority and capacity to enter into this Agreement and to perform Executive’s obligations, which execution and performance shall not be a breach of or be in conflict with any other agreement or policy binding Executive and (ii) Executive is not now subject to any covenants against competition or similar covenants, any court order or other legal obligation, or other agreement that would affect the performance of his obligations hereunder or thereunder or would otherwise conflict with, prevent or restrict the full performance of Executive’s duties and obligations to the Company hereunder or thereunder during or after the Employment Term. The Company acknowledges that Executive has provided to the Company a copy of the covenants and restrictions to which Executive is bound with respect to Executive’s prior employer.
20.    Indemnification. To the fullest extent permitted under applicable law, the Company will indemnify Executive and hold Executive harmless against all losses, claims, expenses or other liabilities arising by reason of the fact that Executive is or was a director, officer, employee or agent of the Company or its subsidiaries or affiliates, or was serving for another entity as requested by the Company. Executive is entitled to indemnification and advancement of costs to the extent permitted by the by-laws and charter of the Company, as in effect on the date hereof, or if greater, as amended after the date hereof.
21.    Section 409A.
21.1    This Agreement is intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent.

21.2    For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.
21.3    Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of Executive’s “separation from service” within the meaning of Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” or, if earlier, Executive’s date of death.  Immediately following such delay period, all such delayed payments will be paid in a single lump sum.  Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for Executive’s benefit under any Company sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by Executive to the Company or any affiliate.
21.4    Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  Any payment or benefit paid to Executive hereunder in respect of reimbursement of taxes incurred by Executive shall be paid to Executive no later than the end of the calendar year following the year in which the related taxes are required to be paid. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
22.    Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement and all award agreements thereunder to which Executive is a party contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement and all award agreements thereunder to which Executive is a party.
23.    Assignment; Survival; Obligations.
23.1    Except as otherwise provided in Section 23.3 of this Agreement, this Agreement cannot be assigned by any party hereto, except with the written consent of the other parties. Any assignment of this Agreement by any party shall not relieve such party of its or his obligations hereunder.
23.2    Notwithstanding anything herein or therein to the contrary, this Agreement shall remain in effect to the extent necessary to give effect to the provisions hereof that by their terms survive the expiration of the Employment Term, including, without limitation, Sections 6.3, 12 through 16, 18, 20 and 21 hereof.
23.3    During the Employment Term, Executive shall be legally employed by CES and agrees to be employed by any other entities by which Executive is required to be employed under applicable gaming laws, regulations and rules, or with the advice of counsel to the Company and its affiliates in respect of such laws, regulations and rules. Such employment status shall not alter the title or position or authority of Executive as provided herein. During the Employment Term, the Company may elect to perform any or all of its obligations under this Agreement through its subsidiaries, and if the Company so elects, Executive will be an employee of such subsidiary as well as or instead of an employee of the Company. The costs of all of the Company’s obligations to Executive hereunder shall be borne by the members of CES in accordance with that certain Amended and Restated Limited Liability Company Agreement of CES, dated May 20, 2014. Notwithstanding any such election, the Company’s obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

24.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.
25.    Governing Law. This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.
26.    Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein. The Company shall pay Executive all reasonable legal fees and expenses incurred by Executive in connection with any proceeding relating to the interpretation or enforcement of this Agreement instituted by Executive in good faith and in which Executive prevails on a material claim that is part of such proceeding.
27.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 27.
28.    Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 28. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:	At the last address in the Company’s records

If to the Company:	Caesars Entertainment Corporation One Caesars Palace Drive Las Vegas, Nevada 89109 Attn: General Counsel
29.    Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
30.    Legal Fees. The Company shall reimburse Executive for up to $60,000 in the aggregate for any documented legal fees expended or incurred by Executive through the date hereof in connection with negotiating the terms of this Agreement, payable within 30 days of Executive’s submission of reasonably satisfactory documentation of such fees (which shall be submitted within the first ninety (90) days of calendar year 2015).
31.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
32.    Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state and local withholding tax laws.
33.    Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

34.    No Mitigation. Executive shall not be required, as a condition to receiving any payments or benefits under this Agreement, to seek or obtain any other employment after any termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by Executive as the result of any employment by another employer, subject to the covenants included in Sections 12 through 16 hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Executive has hereunto set his hand and each of the Company and CES has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

/s/ Mark Frissora
Mark Frissora
Caesars Entertainment Corporation

By	/s/ Mary H. Thomas Mary H. Thomas
Its: Executive Vice President, Human Resources

Caesars Enterprise Services, LLC

By	/s/ Mary H. Thomas Mary H. Thomas
Its: Executive Vice President, Human Resources

[Signature page – Frissora Employment Agreement]

Exhibit A
BOARD POSITIONS
Walgreens Boots Alliance
Delphi Holdings plc
Artiste Naples

Exhibit B
SEPARATION AGREEMENT AND RELEASE
In consideration of and in accordance with that certain Employment Agreement by and between Executive, Caesars Entertainment Corporation, with offices at One Caesars Palace Drive, Las Vegas, Nevada 89109 (“CEC”), and Caesars Entertainment Services, LLC (“CES”, together with CEC and their respective successors and assigns collectively referred to herein as the “Company”) dated as of February 5, 2015, as amended from time to time (“Employment Agreement”), of which this Exhibit A is part, Mark Frissora (“Executive”) hereby agrees as follows. All terms not defined in this Separation Agreement and Release (“Separation Agreement”) shall have the same meanings as those set forth in the Employment Agreement.
1.Consideration. Executive acknowledges and agrees that the payments and benefits paid or granted to Executive under the Employment Agreement (the “Consideration Amounts”), including but not limited to Sections 7, thereof, represent good, valuable, and sufficient consideration for signing this Separation Agreement, and exceed any amounts or interests to which Executive otherwise would be entitled. Executive acknowledges and agrees that except as specifically provided in this Separation Agreement, the Company shall have no other obligations or liabilities, monetary or otherwise, to Executive following the date hereof (the “Effective Date”) and that the payments and benefits contemplated herein constitute a complete settlement, satisfaction, and waiver of any and all claims Executive may have against the Company.
2.    Release of Claims.
2.1 Executive, for Executive, Executive’s spouse, and each of Executive’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, subsidiaries, affiliates, divisions, successors, and assigns (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns in their capacity as such (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them in their capacity as such, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Separation Agreement Effective Date (as defined below) (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the Nevada Wage and Hour Laws, NEV. REV. STAT. § 608.005, et seq., the Nevada Fair Employment Practices Act. NEV. REV. STAT. § 613.310 et seq., and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in Clark County, Nevada.

2.2 Executive acknowledges that there is a risk that after the execution of this Separation Agreement, Executive will incur or suffer damage, loss, or injury that is in some way caused by or connected with Executive’s employment with the Company or its subsidiaries or affiliates or Executive’s separation from the Company or its subsidiaries or affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this Separation Agreement. Executive specifically assumes that risk, and agrees that this Separation Agreement and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with Executive’s employment with the Company or its subsidiaries or affiliates and/or Executive’s separation from the Company or its subsidiaries or affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this Separation Agreement constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the Separation Agreement Effective Date. Executive acknowledges that Executive has waived rights or claims pursuant to this Separation Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Executive otherwise would be entitled.

2.3 To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this Separation Agreement, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event Executive files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on Executive’s behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.

2.4 Executive represents and warrants that Executive has not assigned, transferred, or permitted the subrogation of any of Executive’s rights, claims, and/or causes of action, including any claims referenced in this Separation Agreement, or authorized any other person or entity to assert any such claim or claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action.

3.    Exclusions. The foregoing release shall not include (i) Executive’s rights to indemnification and advancement of legal fees under the Employment Agreement, the Company’s organizational documents or otherwise, (ii) Executive’s right to directors’ and officers’ insurance coverage, (iii) Executive’s right to vested equity, (iv) vested rights of Executive under any of the Company’s benefit plans and programs, and (v) Executive’s rights under any provision of the Employment Agreement that directly or by implication survives termination of Executive’s employment.
4.    Section 409A. The provisions of the Employment Agreement regarding Section 409A of the Internal Revenue Code of 1986, as amended, are deemed incorporated by reference herein as if fully set forth herein.
5.    Knowing/Voluntary Waiver.
(a)Executive is entitled to consider the terms of this Separation Agreement for twenty-one (21) days before signing it. If Executive fails to execute this Separation Agreement within this twenty-one (21) day period, this Separation Agreement will be null and void and of no force or effect. To execute this Separation Agreement, Executive must sign and date this Separation Agreement below, and return a signed copy hereof to Attn: Corporate Compensation, Caesars Enterprise Services, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone):702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email.
(b)Executive may revoke this Separation Agreement within seven (7) days of Executive’s signing it by delivering a written notice of such revocation to Attn: Corporate Compensation, Caesars Enterprise Services, LLC, One Caesars Palace Drive, Las Vegas, Nevada 89109, (phone): 702-880-6829, compensationrequests@caesars.com, via nationally recognized overnight carrier or email. If Executive revokes this Separation Agreement within seven (7) days of signing it, this Separation Agreement and the promises contained herein or in Section 7 of the Employment Agreement automatically will be null and void. If Executive signs this Separation Agreement and does not revoke this Separation Agreement within seven (7) days of signing it, this Separation Agreement shall become binding, effective, and irrevocable on the eighth (8th) day after this Separation Agreement is executed by both parties (the “Separation Agreement Effective Date”).
(c)Executive acknowledges that Executive (a) has carefully read this Separation Agreement and the Employment Agreement; (b) is competent to manage Executive’s own affairs; (c) fully understands this Separation Agreement’s and Employment Agreement’s contents and legal effect, and understands that Executive is giving up any legal claims Executive has against any of the Company Releasees, including but not limited to any and all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, foreign, and local laws regarding age discrimination, whether those claims are presently known or hereafter discovered; (d) has been advised to consult with an attorney of Executive’s choosing prior to signing this Separation Agreement, if Executive so desires; and (e) has chosen to enter into this Separation Agreement freely, without coercion, and based upon Executive’s own judgment, and that Executive has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in this Separation Agreement.
6.    Miscellaneous.
6.1 This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Separation Agreement are provided for convenience only and shall not affect the construction or interpretation of this Separation Agreement or the provisions hereof.

6.2 This Separation Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

6.3 This Separation Agreement shall not be construed against either party, and no consideration shall be given, or presumption made, on the basis of who drafted this Separation Agreement or any particular provision hereof or who supplied the form of this Separation Agreement. In construing this Separation Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout this Separation Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

6.4 The parties agree that each of the Company Releasees is an intended third party beneficiary of this Separation Agreement and shall have the authority to enforce the provisions applicable to it, her, or Executive in accordance with the terms of hereof.
7.    Entire Agreement. Except as otherwise specifically provided herein, this Separation Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s separation from the Company and all positions therewith; provided, however, that nothing in this Agreement shall limit or otherwise affect the rights of Executive as set forth in Section 3 (“Exclusions”) of this Separation Agreement. Any modification of this Separation Agreement will be effective only if it is in writing and signed by Executive and the General Counsel of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on this ___ day of _______________.

Caesars Entertainment Corporation

By:_________________________
Name:
Title:

Caesars Entertainment Services, LLC

By:_________________________
Name:
Title:

Executive:

____________________________
Mark Frissora